Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. (33-59064) on Form S-8 of Aerosonic Corporation of our report dated July 15, 2008 relating to our audit of the financial statement of the Aerosonic Corporation 401(k) Plan, which appears in this Annual Report on Form 11-K for the year ended December 31, 2008.

/s/ McGladrey & Pullen, LLP

Orlando, Florida

June 29, 2009